Exhibit 4.11

ISIN NO 001 058883.3

BOND AGREEMENT

between

Ship Finance International Limited
(Issuer)

and

Norsk Tillitsmann ASA
(Bond Trustee)

on behalf of

the Bondholders

in the bond issue

"FRN Ship Finance International Limited Callable Senior Unsecured Bond Issue 2010/2014"

TABLE OF CONTENTS

1	Interpretation	3
2	The Bonds	9
3	Listing	10
4	Registration in a Securities Register	10
5	Purchase and transfer of Bonds	11
6	Conditions Precedent	11
7	Representations and Warranties	12
8	Status of the Bonds and security	14
9	Interest	15
10	Maturity of the Bonds and Redemption	15
11	Payments	16
12	Issuer's acquisition of Bonds	18
13	Covenants	18
14	Fees and expenses	21
15	Events of Default	21
16	Bondholders' meeting	23
17	The Bond Trustee	26
18	Miscellaneous	28

This agreement has been entered into on 6 October 2010 between

(1)         Ship Finance International Limited (a company incorporated in Bermuda with Registration No. 34296 as issuer (the "Issuer"), and

(2)         Norsk Tillitsmann ASA (a company incorporated in Norway with Company No. 963 342 624) as bond trustee (the "Bond Trustee").

1	Interpretation

1.1	Definitions

In this Bond Agreement the following terms shall have the following meanings (certain terms relevant for Clauses 13 and 18.2 and other Clauses may be defined in the relevant Clause):

"Account Manager" means a Bondholder's account manager in the Securities Register.

"Adjusted Total Assets" means:

(A)	Total Assets; plus

(B)	(on a consolidated basis for the Group) the aggregated book value of the deferred equity contribution relating to the assets acquired from Frontline Ltd.

For the avoidance of doubt, this implies that Adjusted Total Assets shall be:

(A) plus (B)

"Adjusted Total Liability" means:

(A)	Total Liabilities; less

(B)	(on a consolidated basis for the Group) the aggregated book value of the net present value (NPV), based on a mark-to-market valuation, of interest rate swaps (if any).

For the avoidance of doubt, this implies that Adjusted Total Liability shall be:

(A)	minus (B)

"Attachment" means any attachments to this Bond Agreement.

"Bond Agreement" means this bond agreement, including any Attachments to which it refers, and any subsequent amendments and additions agreed between the Parties.

"Bond Issue" means the bond issue constituted by the Bonds.

"Bond Reference Rate" means 3 months NIBOR.

"Bondholder" means a holder of Bond(s), as registered in the Securities Register, from time to time.

"Bondholders' Meeting" means a meeting of Bondholders, as set forth in Clause 16.

"Bonds" means the securities issued by the Issuer pursuant to this Bond Agreement, representing the Bondholders' underlying claim on the Issuer.

"Business Day" means any day on which commercial banks are open for general business and can settle foreign currency transactions in Oslo, London and New York.

"Business Day Convention" means that if the relevant Interest Payment Date falls on a day that is not a Business Day, that date will be the first following day that is a Business Day unless that day falls in the next calendar month, in which case that date will be the first preceding day that is a Business Day (Modified Following Business Day Convention).

"Call Option" shall have the meaning set forth in Clause 10.2.

"Change of Control Event" means that any person or group, other than Hemen Holding Ltd., Farahead Investment Inc. and/or other companies which are controlled directly or indirectly by Mr. John Fredriksen, his direct lineal descendants, the personal estate of any of them and any trust created for the benefit of any of the aforementioned persons and their estates, becomes the owner, directly or indirectly, of more than 50% of the outstanding shares of the Issuer.

"Encumbrance" means any encumbrance, mortgage, pledge, lien, charge (whether fixed or floating), assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or security interest or any other agreement or arrangement having the effect of conferring security.

"Equity" means Adjusted Total Assets less Adjusted Total Liabilities.

"Equity Ratio" means Equity divided by Adjusted Total Assets.

 "Event of Default" means the occurrence of an event or circumstance specified in Clause 15.1.

"Exchange" means securities exchange or other reputable marketplace for securities, on which the Bonds are listed, or where the Issuer has applied for listing of the Bonds.

"Finance Documents" means (i) this Bond Agreement, (ii) the agreement between the Bond Trustee and the Issuer referred to in Clause 14.2, (iii) any other document

     Norsk Tillitsmann ASA

which is executed at any time by the Issuer or any other party in relation to any amount payable under this Bond Agreement.

"Financial Indebtedness" means any indebtedness incurred in respect of:
(a)	moneys borrowed, including acceptance credit;
(b)	any bond, note, debenture, loan stock or other similar instrument;
(c)	the amount of any liability in respect of any lease, hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;
(d)	receivables sold or discounted (other than any receivables sold on a non-recourse basis);
(e)	any sale and lease back transaction (save for vessel or rig charter parties with purchase options) which is treated as indebtedness under GAAP;
(f)
the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price, including without limitation currency or interest rate swaps, caps or collar transactions (and, when calculating the value of the transaction, only the mark-to-market value shall be taken into account);

(h)
any amounts raised under any other transactions having the commercial effect of a borrowing or raising of money, whether recorded in the balance sheet or not (including any forward sale of purchase agreement);

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institutions; and
(j)	(without double counting) any guarantee, indemnity or similar assurance against financial loss of any person in respect of any of the items referred to in( a) through (i) above.

"Financial Statements" means the audited unconsolidated and consolidated annual accounts and financial statements of the Issuer for any financial year, drawn up according to GAAP, such accounts to include a profit and loss account, balance sheet, cash flow statement.

"Free Cash" means the aggregate book value of the holdings which at all times are available for the Issuer of any:

a)	cash in hand or amounts standing to the credit of any current and/or on deposit accounts;
b)	time deposits and certificates of deposit issued, and bills of exchange; and
c)	undrawn credit lines,

in each case, to which any Group Company is beneficially entitled at that time and to which any such Group Company has free and unrestricted access.

"GAAP" means the generally accepted accounting practice and principles in the United States of America, or if implemented by the Issuer, the International Financial

Reporting Standards (IFRS) and guidelines and interpretations issued by the International Accounting Standards Board (or any predecessor and successor thereof), in force from time to time.

"Group" means the Issuer and the consolidated Subsidiaries, and a "Group Company" means the Issuer or any of the consolidated Subsidiaries.

"Interest Payment Date" means 7 January, 7 April, 7 July and 7 October each year and the Maturity Date. Any adjustment will be made according to the Business Day Convention.

"ISIN" means International Securities Identification Numbering system – the identification number of the Bonds.

"Issue Date" means 7 October 2010.

"Issuer's Bonds" means Bonds owned by the Issuer, any party or parties who has decisive influence over the Issuer, or any party or parties over whom the Issuer has decisive influence.

"Manager" means the manager for the Bond Issue.

"Margin" means 4.00 percentage points per annum.

"Material Adverse Effect" means a material adverse effect on: (a) the business, financial condition or operations of the Issuer and/or the Group taken as a whole, (b) the Issuer's ability to perform and comply with its obligations under this Bond Agreement; or (c) the validity or enforceability of this Bond Agreement and any Security Documents.

"Material Subsidiary" means:

(i)	any Subsidiary whose total consolidated assets represent at least 10 % of the total consolidated assets of the Group, or
(ii)	any Subsidiary whose total consolidated net sales represent at least 10 % of the total consolidated net sales of the Group, or
(iii)
any other Subsidiary to which is transferred either (A) all or substantially all of the assets of another Subsidiary which immediately prior to the transfer was a Material Subsidiary or (B) sufficient assets of the Issuer that such Subsidiary would have been a Material Subsidiary had the transfer occurred on or before the relevant date,

"Maturity Date" means 7 April 2014 or an earlier maturity date as provided for in this Bond Agreement. Any further adjustment may be made according to the Business Day Convention.

"NIBOR" means that the rate for an interest period will be the rate for deposits in Norwegian Kroner for a period as defined under Bond Reference Rate months which appears on the Reuters Screen NIBR Page as of 12.00 noon, Oslo time, on the day that is two Business Days preceding that Interest Payment Date. If such rate does not appear on the Reuters Screen NIBR Page, the rate for that Interest Payment Date will be determined as if the Bond Reference Rate is quoted by "Reference Banks" as the applicable floating rate option

"NIBOR Reference Rate" means that the rate for an interest period will be determined on the basis of the rates at which deposits in Norwegian Kroner are offered by four large authorised exchange banks in the Oslo market (the "Reference Banks") at approximately 12.00 noon, Oslo time, on the day that is two Business Days preceding that Interest Payment Date to prime banks in the London interbank market for a period as defined under Bond Reference Rate months commencing on that Interest Payment Date and in a representative amount. The Bond Trustee will request the principal Oslo office of each Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that Interest Payment Date shall be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that Interest Payment Date will be the arithmetic mean of the rates quoted by two major banks in Oslo, selected by the Bond Trustee, at approximately 12.00 noon., Oslo time, on that Interest Payment Date for loans in Norwegian Kroner to leading European banks for a period as defined under Bond Reference Rate months commencing on that Interest Payment Date and in a representative amount.

"NOK" means Norwegian kroner, being the lawful currency of Norway.

 "Outstanding Bonds" means the aggregate value of the total number of Bonds not redeemed or otherwise discharged.

"Party" means a party to this Bond Agreement (including its successors and permitted transferees).

"Paying Agent" means any legal entity as appointed by the Issuer and approved by the Bond Trustee who acts as paying agent on behalf of the Issuer with respect to the Bonds.

"Payment Date" means a date for payment of principal or interest.

"Quarter Date" means each 31 March, 30 June, 30 September and 31 December.

"Quarterly Financial Reports" means the unaudited unconsolidated and consolidated management accounts of the Issuer as of each Quarter Date, such accounts to include a profit and loss account, balance sheet, cash flow statement and management commentary.

"Securities Register Act" means the Norwegian Act relating to Registration of Financial Instruments of 5 July 2002 No. 64.

"Securities Register" means the securities register in which the Bond Issue is registered.

"Subsidiary" means an entity over which another entity or person has control due to (i) direct and indirect ownership of shares or other ownership interests, and/or (ii)

agreement, understanding or other arrangement. An entity shall always be considered to be the subsidiary of another entity or person if such entity or person has such number of shares or ownership interests so as to represent the majority of the votes in the entity, or has the right to vote in or vote out a majority of the directors in the entity.

"Tap Issues" shall subsequent issues after Issue Date up to the maximum amount described in Clause 2.2.1.

"Taxes" means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions and or conditions resulting in a charge together with interest thereon and penalties in respect thereof and "Tax" and

"Taxation" shall be construed accordingly.

"Total Assets" means, on any date, (on a consolidated basis for the Group) the aggregate book value of those assets which according to GAAP should be included as assets in the balance sheet.

"Total Liabilities" means, on any date, (on a consolidated basis for the Group) the aggregate book value of those liabilities which according to GAAP should be included as liabilities in the balance sheet.

"US Securities Act" means the U.S. Securities Act of 1933, as amended.

"Voting Bonds" means the Outstanding Bonds less the Issuer's Bonds.

"Working Capital" means:

(A)	(on a consolidated basis for the Group) the aggregate book value of those assets which according to GAAP should be included as current assets in the balance sheet; less

(B)	(on a consolidated basis for the Group) the aggregate book value of those liabilities which according to GAAP should be included as current liabilities in the balance sheet; plus

(C)
(on a consolidated basis for the Group) the aggregate book value of the scheduled installments (including any balloons) on long term debt which according to GAAP should be included as current liabilities in the balance sheet.

For the avoidance of doubt, this implies that Working Capital shall be:

(A) less (B) plus (C)

1.2           Construction

In this Bond Agreement, unless the context otherwise requires:

(a)	headings are for ease of reference only;
(b)	words denoting the singular number shall include the plural and vice versa;
(c)	references to Clauses are references to the Clauses of this Bond Agreement;
(d)	references to a time is a reference to Oslo time unless otherwise stated herein;
(e)
references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law, including any determinations, rulings, judgments and other binding decisions relating to such provision or regulation;

(f)
references to "control" means the power to appoint a majority of the board of directors of the Issuer or to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise; and

(h)
references to a "person" shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality).

2	The Bonds

2.1	Binding nature of the Bond Agreement

2.1.1
The Bondholders are, through their subscription, purchase or other transfer of Bonds bound by the terms of the Bond Agreement and other Finance Documents, as authority to the Bond Trustee to finalize and execute the Bond Agreement on the Bondholders behalf is set out in the subscription documents, term sheet, sales documents or in any other way, and while all Bond transfers are subject to the terms of this Bond Agreement and all Bond transferees are, in taking transfer of Bonds, deemed to have accepted the terms of the Bond Agreement and the other Finance Documents and will automatically become parties to the Bond Agreement upon completed transfer having been registered, without any further action required to be taken or formalities to be complied with, see also Clause 18.1.

2.1.2
The Bond Agreement is available to anyone and may be obtained from the Bond Trustee or the Issuer. The Issuer shall ensure that the Bond Agreement is available to the general public throughout the entire term of the Bonds.

2.2	The Bonds

2.2.1
The Issuer has resolved to issue a series of Bonds in the maximum amount of NOK 700,000,000 (Norwegian kroner seven hundred million). The Bond Issue may comprise one or more tranches issued on different issue dates. The first tranche will be in the amount of NOK 500,000,000 (Norwegian kroner five hundred million).

2.2.2
The Bond Issue is a Tap Issue, under which subsequent issues may take place after Issue Date up to the maximum amount described in Clause 2.2.1, running from the Issue Date and to be closed no later than 5 Business Days prior to the Maturity Date.

All Tap Issues will be subject to identical terms in all respects. The rights and obligations of all parties to the Bond Agreement also apply for later Tap Issues. The Bond Trustee will on the issuing of additional Tap Issues make an addendum to the Bond Agreement regulating the conditions for such Tap Issue.

2.2.3	The Bonds will be in denominations of NOK 500,000 each and rank pari passu between themselves.

2.2.4	The Bond Issue will be described as "FRN Ship Finance International Limited Callable Senior Unsecured Bond Issue 2010/2014".

2.2.5	The International Securities Identification Number (ISIN) of the Bond Issue will be NO 001 058883.3.

2.2.6	The tenor of the Bonds is from and including the Issue Date to the Maturity Date.

2.3	Purpose and utilization

2.3.1	The net proceeds of the Bonds shall be employed for the general financing of the Issuer.

3	Listing

3.1	The Issuer shall apply for listing of the Bonds on Oslo Børs or, at the discretion of the Issuer, on Oslo Børs ASA's Alternative Bond Market ("ABM").

3.2	If the Bonds are listed, the Issuer shall ensure that the Bonds remain listed until they have been discharged in full.

4	Registration in a Securities Register

4.1	The Bond Issue and the Bonds shall prior to disbursement be registered in the Securities Register according to the Securities Register Act and the conditions of the Securities Register.

4.2
The Issuer shall promptly arrange for notification to the Securities Register of any changes in the terms and conditions of this Bond Agreement. The Bond Trustee shall receive a copy of the notification.

4.3
The Issuer is responsible for the implementation of correct registration in the Securities Register. The registration may be executed by an agent for the Issuer provided that the agent is qualified according to relevant regulations.

4.4	The Bonds have not been registered under the US Securities Act, and the Issuer is under no obligation to arrange for registration of the Bonds under the US Securities Act.

5	Purchase and transfer of Bonds

5.1
The Bonds are not offered to and may not be subscribed by investors located in the United States except for "Qualified Institutional Buyers" (QIBs) within the meaning of Rule 144A under the US Securities Act. In addition to the subscription agreement each initial purchaser will be required to execute, each US investor that wishes to purchase Bonds, will be required to execute and deliver to the Issuer a certification in a form determined by the Issuer, stating, among other things, that the purchaser is a QIB.

5.2
Subject to the restrictions set forth in this Clause 5 and any other restrictions that may be imposed on Bondholders by local laws to which a Bondholder may be subject (due e.g. to its nationality, its residency, its registered address, its place(s) for doing business), the Bonds are freely transferable and may be pledged.

5.3
Bondholders located in the United States are not permitted to transfer the Bond except (a) subject to an effective registration statement under the US Securities Act, (b) to a person that the Bondholder reasonably believes is a QIB within the meaning of Rule 144A that is purchasing for its own account, or the account of another QIB, to whom notice is given that the resale, pledge or other transfer may be made in reliance on Rule 144A, (c) outside the United States in accordance with Regulation S under the US Securities Act, and (d) pursuant to an exemption from registration under the US Securities Act provided by Rule 144 there under (if available).

5.4	Notwithstanding the above, a Bondholder which has purchased the Bonds in contradiction to mandatory restrictions applicable may nevertheless utilize its voting rights under this Bond Agreement.

6	Conditions Precedent

6.1
Disbursement of the net proceeds of the first tranche of Bonds to the Issuer will be subject to the Bond Trustee having received the following documents, in form and substance satisfactory to it, at least two Business Days prior to the Issue Date:

(a)	the Finance Documents duly executed by all parties thereto;

(b)	certified copies of all necessary corporate resolutions to issue the Bonds and execute the Finance Documents;

(c)
a power of attorney from the Issuer to relevant individuals for their execution of the relevant Finance Documents, or extracts from the relevant register or similar documentation evidencing the individuals authorized to sign on behalf of the Issuer;

     Norsk Tillitsmann ASA

(d)	certified copies of (i) the Certificate of Incorporation or other similar official document for the Issuer, evidencing that it is validly existing and (ii) Memorandum of Association of the Issuer;

(e)	the latest Financial Statements and Quarterly Financial Report;

(f)	confirmation that the requirements set forth in Chapter 7 of the Norwegian Securities Trading Act (implementing the EU prospectus directive (2003/71 EC) concerning prospectuses have been fulfilled;

(g)	to the extent necessary, any public authorisations required for the Bond Issue;

(h)	confirmation from the Paying Agent that the Bonds have been registered in the Securities Register;

(i)	written confirmation in accordance with Clause 7.3 (if required);

(j)	documentation on granting of authority to the Bond Trustee as set out in Clause 2.1;

(k)	copies of any written documentation made public by the Issuer or the Manager in connection with the Bond Issue; and

(l)	any statements or such legal opinions on the laws of Norway and Bermuda as is reasonably required by the Bond Trustee.

6.2	The Bond Trustee may, in its reasonable opinion, waive the deadline or requirements for documentation as set forth in Clause 6.1.

6.3
Disbursement of the net proceeds from the Bonds is subject to the Bond Trustee's written notice to the Issuer, the Manager and the Paying Agent that the documents have been controlled and that the required conditions precedent have been fulfilled.

6.4
On the Issue Date, subject to receipt of confirmation from the Bond Trustee pursuant to Clause 6.3, the Manager shall make the net proceeds from the first tranche of the Bond Issue available to the Issuer.

6.5
The Issuer may issue Tap Issues provided that (i) the amount of the aggregate of (x) the Outstanding Bonds prior to such Tap Issue and (y) the requested amount for such Tap Issue shall not exceed the maximum issue amount of NOK 700,000,000 (ii) no Event of Default is continuing  as a result of the making of such Tap Issue, (iii) the documents earlier received by the Bond Trustee, c.f. Clause 6.1, are still valid, (iv) the representations and warranties contained in this Bond Agreement being true and correct and repeated by the Issuer, and (v) that such Tap Issue is in compliance with laws and regulations as of the time of such issue.

7	Representations and Warranties

7.1	The Issuer represents and warrants to the Bond Trustee (on behalf of the Bondholders) that:

(a)	Status
The Issuer is a limited liability company, duly incorporated and validly existing under the law of the jurisdiction in which it is registered, and has the power to own its assets and carry on its business as it is being conducted.

(b)	Power and authority
The Issuer has the power to enter into and perform, and has taken all necessary corporate action to authorise its entry into, performance and delivery of this Bond Agreement and any other Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(c)	Valid, binding and enforceable obligations
This Bond Agreement and any other Finance Document constitute (or will constitute, when executed by the respective parties thereto) legal, valid and binding obligations of such parties, enforceable in accordance with their terms, and (save as provided for therein) no further registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the said documents enforceable against the Issuer..

(d)	Non-conflict with other obligations
The entry into and performance by the Issuer of the Bond Agreement and any other Finance Document to which it is a party and the transactions contemplated thereby do not and will not conflict with (i) any present law or regulation or present judicial or official order; (ii) its memorandum of association, by-laws or other constitutional documents; or (iii) any document or agreement which is binding on the Issuer or any of its assets.

(e)	No Event of Default
No Event of Default exists, and no other circumstances exist which constitute or (with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition, or any combination of the foregoing) would constitute a default under any document which is binding on the Issuer or any of its assets, and which may have a Material Adverse Effect.

(f)	Authorizations and consents
All authorisations, consents, licenses or approvals of any governmental authorities required for the Issuer in connection with the execution, performance, validity or enforceability of this Bond Agreement or any other Finance Document, and the transactions contemplated thereby, have been obtained and are valid and in full force and effect. All authorisations, consents, licenses or approvals of any governmental authorities required for the Issuer to carry on its business as presently conducted and as contemplated by this Bond Agreement, have been obtained and are in full force and effect.

(g)	Litigation
No litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency is pending or, to the best of the Issuer's knowledge, threatened which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

(h)	Financial Statements
The audited most recent Financial Statements and Quarterly Financial Reports of the Group fairly and accurately represent the assets and liabilities and financial condition as at their respective dates, and have been prepared in accordance with GAAP, consistently applied from one year to another.

(i)	No Material Adverse Effect
Since the date of the most recent Financial Statements, there has been no change in the business, assets or financial condition of the Issuer that is likely to have a Material Adverse Effect.

(j)	No misleading information
All documents and information which have been provided  by the Issuer or with the agreement of the Issuer to the subscribers or the Bond Trustee in connection with this Bond Issue represent the latest available financial information concerning the Group.

(k)	Environmental compliance
The Issuer and each Group Company is in material compliance with any relevant applicable environmental law or regulation and no circumstances have occurred which would prevent such compliance in a manner which has or is likely to have a Material Adverse Effect.

(l)	No withholdings
The Issuer is not required to make any deduction or withholding from any payment which it may become obliged to make to the Bond Trustee (on behalf of the Bondholders) or the Bondholders under this Bond Agreement.

(m)	Pari passu ranking
The Issuer's payment obligations under this Bond Agreement or any other Finance Document to which it is a party rank at least pari passu with the claims of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

7.2	The representations and warranties set out in Clause 7.1 are made on the execution date of this Bond Agreement, and shall be deemed to be repeated on the Issue Date.

7.3	The Bond Trustee may prior to disbursement require a written statement from the Issuer confirming compliance with Clause 7.1.

7.4
In the event of misrepresentation, the Issuer shall indemnify the Bond Trustee for any economic losses suffered, both prior to the disbursement of the Bonds, and during the term of the Bonds, as a result of its reliance on the representations and warranties provided by such Issuer herein.

8	Status of the Bonds and security

8.1
The Bonds shall be senior debt of the Issuer. The Bonds shall rank at least pari passu with all other obligations of the Issuer (save for such claims which are preferred by bankruptcy, insolvency, liquidation or other similar laws of general application) and shall rank ahead of subordinated capital.

8.2	The Bonds are unsecured.

9	Interest

9.1	The Issuer shall pay interest on the face value of the Bonds from, and including, the Issue Date at the Bond Reference Rate plus the Margin (together the "Floating Rate").

9.2	Interest payments shall be made in arrears on the Interest Payment Dates each year, the first Interest Payment Date falls in January 2011.

9.3	The relevant interest payable amount shall be calculated based on a period from, and including, one Interest Payment Date to, but excluding, the next following applicable Interest Payment Date.

9.4
The day count fraction ("Day Count Fraction") in respect of the calculation of the payable interest amount shall be "Actual/360", which means that the number of days in the calculation period in which payment being made divided by 360.

9.5	The applicable Floating Rate on the Bonds is set/reset on each Interest Payment Date by the Bond Trustee commencing on the Interest Payment Date at the beginning of the relevant calculation period.

When the interest rate is set for the first time and on subsequent interest rate resets, the next Interest Payment Date, the interest rate applicable up to the next Interest Payment Date and the actual number of calendar days up to that date shall immediately be notified to the Bondholders, the Issuer, the Paying Agent, and if the Bonds are listed, the Exchange.

9.6	The payable interest amount per Bond for a relevant calculation period shall be calculated as follows:

Interest	=	Face	x	Floating	x
Amount	Value	Rate	Day Count Fraction

10	Maturity of the Bonds and Redemption

10.1	Maturity

The Bonds shall mature in full on the Maturity Date, and shall be repaid at par (100%) by the Issuer.

10.2.           Call Option

10.2.1
The Issuer may redeem all Bonds (but not part) ("Call Option") at any time from and including the Interest Payment Date in October 2013 to, but not included, the Maturity Date at 100.50% of par plus accrued interests on redeemed amount.

10.2.2	Exercise of the Call Option shall be notified by the Issuer in writing to the Bond Trustee and the Bondholders and at least thirty Business Days prior to the settlement date of the Call Option.

10.2.3
On the settlement date of the Call Option, the Issuer shall pay to each of the Bondholders holding Bonds to be redeemed, in respect of each such Bond, the principal amount of such Bond (including any premium as stated above) and any unpaid interest accrued up to and including the settlement date

10.2.4	Bonds redeemed by the Issuer in accordance with this clause shall be discharged against the Outstanding Bonds.

10.3.	10.3	Change of control

10.3.1	Upon the occurrence of a Change of Control Event each Bondholder shall have a right of early repayment (a "Put Option") of its Bonds at a price of 100 % of par plus accrued interest.

10.3.2
The Put Option must be exercised within 60 days after the Issuer has given notification to the Bondholders of a Change of Control Event. Such notification shall be given as soon as possible after a Change of Control Event has taken place

The Put Option may be exercised by the Bondholders by giving written notice of the request to its Account Manager. The Account Manager shall notify the Paying Agent of the pre-payment request. The settlement date of the Put Option shall be the fifth – 5 – Business Days following the expiry of the 60 day period set out above.

10.3.3
On the settlement date of the Put Option, the Issuer shall pay to each of the Bondholders holding Bonds to be repaid, the principal amount of each such Bond (including any premium pursuant to Clause 10.3.1)) and any unpaid interest accrued up to and including the settlement date.

11	Payments

11.1	Payment mechanics

11.1.1
The Issuer shall pay all amounts due to the Bondholders under the Bonds and this Bond Agreements by crediting the bank account nominated by each Bondholder in connection with its securities account in the Securities Register.

11.1.2
Payment shall be considered to have been made once the amount has been credited to the bank which holds the bank account nominated by the Bondholder in question, but if the paying bank and the receiving bank are the same, payment shall be considered to have been made once the amount has been credited to the bank account nominated by the Bondholder in question, see however Clause 11.2.

11.2	Currency

11.2.1
If the Bonds are denominated in other currencies than NOK, each Bondholder has to provide the Paying Agent (either directly or through its Account Manager) with specific payment instructions, including foreign exchange bank account details. Depending on the currency exchange settlement agreements between the Bondholders' bank and the Paying Agent, cash settlement may be delayed, in which case no default interest or other penalty shall accrue for the amount of the Issuer.

11.2.2
Except as otherwise expressly provided, all amounts payable under this Bond Agreement and any other Finance Document shall be payable in the same currency as the Bonds are denominated in. If, however, the Bondholder has not given instruction as set out in Clause 11.2.1, within 5 Business Days prior to a Payment Date, the cash settlement will be exchanged into NOK and credited to the NOK bank account registered with the Bondholders account in the Securities Register.

11.2.3	Amounts payable in respect of costs, expenses, taxes and other liabilities shall be payable in the currency in which they are incurred.

11.3	Set-off and counterclaims

11.3.1	The Issuer may not apply or perform any counterclaims or set-off against any payment obligations pursuant to this Bond Agreement or any other Finance Document.

11.4	Interest in the event of late payment

11.4.1
In the event that payment of interest or principal is not made on the relevant Payment Date, the unpaid amount shall bear interest from the Payment Date at an interest rate equivalent to the interest rate according to Clause 9 plus 5.00 percentage points.

11.4.2	The interest charged under this Clause 11.4 shall be added to the defaulted amount on each respective Interest Payment Date relating thereto until the defaulted amount has been repaid in full.

11.4.3	The unpaid amounts shall bear interest as stated above until payment is made, whether or not the Bonds are declared to be in default pursuant to Clause 15.1 (a), cf. Clauses 15.2 - 15.4.

11.5	Irregular payments

11.5.1
In case of irregular payments, the Bond Trustee may instruct the Issuer or Bondholders of other payment mechanisms than described in Clause 11.1 or 11.2 above. The Bond Trustee may also obtain payment information regarding Bondholders' accounts from the Securities Register or Account Managers.

12	Issuer's acquisition of Bonds

12.1	The Issuer has the right to acquire and own Bonds (Issuer's Bonds). The Issuer's Bonds may at the Issuer's discretion be retained by the Issuer, sold or discharged.

13	Covenants

13.1	General

13.1.1	The Issuer has undertaken the covenants in this Clause 13 to the Bond Trustee (on behalf of the Bondholders), as further stated below.

13.1.2
The covenants in this Clause 13 shall remain in force from the date of this Bond Agreement and until such time that no amounts are outstanding under this Bond Agreement and any other Finance Document, unless the Bond Trustee (or the Bondholders Meeting, as the case may be), has agreed in writing to waive any covenant, and then only to the extent of such waiver, and on the terms and conditions set forth in such waiver.

13.2	Information Covenants

13.2.1	The Issuer shall

(a)
without being requested to do so, immediately inform the Bond Trustee of any Event of Default as well as of any circumstances which the Issuer understands or should understand may lead to an Event of Default;

(b)	without being requested to do so, inform the Bond Trustee of any other event which have, or which the Issuer should understand may have, a Material Adverse Effect;

(c)	without being requested to do so, inform the Bond Trustee if the Issuer intends to sell or dispose of all or a substantial part of its assets or operations, or change the nature of its business;

(d)
without being requested to do so, the Issuer shall, on a consolidated basis, produce Financial Statements and Quarterly Financial Reports and make them available on its website in the English language (alternatively by sending them to the Bond Trustee) as soon as they become available, and not later than 150 days after the end of the financial year for Financial Statements and 60 days after the end of the relevant quarter for Quarterly Financial Reports;

(e)	at the request of the Bond Trustee, report the balance of the Issuer's Bonds;

(f)
without being requested to do so, send the Bond Trustee copies of any creditors' notifications of the Issuer, including but not limited to mergers, de-mergers and reduction of the Issuer's share capital or equity;

(g)	without being requested to do so, send a copy to the Bond Trustee of its notices to the Exchange (if listed) which are of relevance for the Issuer's liabilities pursuant to this Bond Agreement;

(h)	without being requested to do so, inform the Bond Trustee of changes in the registration of the Bonds in the Securities Register; and

(i)	within a reasonable time, provide such information about the Issuer's financial condition as the Bond Trustee may reasonably request.

13.2.2
The Issuer shall at the request of the Bond Trustee provide the documents and information necessary to maintain the listing and quotation of the Bonds on the Exchange (if listed) and to otherwise enable the Bond Trustee to carry out its rights and duties pursuant to this Bond Agreement and the other Finance Documents, as well as applicable laws and regulations.

13.2.3
The Issuer shall in connection with the issue of its Financial Statements under Clause 13.2.1. (d), confirm to the Bond Trustee in writing the Issuer's compliance with the covenants in Clause 13.5. Such confirmation shall be undertaken in a compliance certificate, substantially in the format set out in Attachment 1 hereto, signed by an authorized officer of the Issuer. In the event of non-compliance, the compliance certificate shall describe the non-compliance, the reasons therefore as well as the steps which the Issuer has taken and will take in order to rectify the non-compliance.

13.3	General Covenants

(a)	Pari passu ranking
The Issuer's obligations under this Agreement and any other Finance Document shall at all times rank at least pari passu with the claims of all its other unsubordinated creditors save for those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

(b)	Mergers
The Issuer shall not, and shall ensure that no Subsidiary shall, carry out any merger or other business combination or corporate reorganization involving consolidating the assets and obligations of the Issuer or any of the subsidiaries with any other companies or entities if such transaction would have a Material Adverse Effect. The Issuer shall notify the Bond Trustee of any such transaction, providing relevant details thereof, as well as, if applicable, its reasons for believing that the proposed transaction would not have a Material Adverse Effect.

(c)	De-mergers
The Issuer shall not carry out any de-merger or other corporate reorganization involving splitting the Issuer into two or more separate companies or entities, if such transaction would have a Material Adverse Effect. The Issuer shall notify the Bond Trustee of any such transaction, providing relevant details thereof, as well as, if applicable, its reasons for believing that the proposed transaction would not have a Material Adverse Effect.

(d)	Continuation of business

(i)	The Issuer shall not, cease to carry out its business.

     Norsk Tillitsmann ASA

(ii)
The Issuer shall procure that no material change is made to the general nature or scope of the business of the Group from that carried on at the date of this Bond Agreement, or as contemplated by this Bond Agreement.

(e)	Disposal of business
The Issuer shall not, and shall ensure that no Subsidiary shall, sell or otherwise dispose of all or a substantial part of the Group's assets or operations, unless

(i)	the transaction is carried out at fair market value, on terms and conditions customary for such transactions; and

(ii)	such transaction would not have a Material Adverse Effect.

(f)	Listing

The Issuer shall ensure that the Issuer's shares shall remain listed on New York Stock Exchange or another recognized stock exchange.

13.4	Corporate and operational matters

(a)	Transactions with shareholders, directors and affiliated companies
The Issuer shall cause all transactions between any Group Company and (i) any shareholder thereof not part of the Group, (ii) any director or senior member of management in any Group Company, (iii) any company in which any Group Company holds more than 10 per cent of the shares, or (iv) or any company, person or entity controlled by or affiliated with any of the foregoing, to be entered on commercial terms, not less favourable to the Group Company than would have prevailed in arms' length transaction with a third party.

All such transactions shall comply with all applicable provisions of applicable corporate law applicable to such transactions..

(b)	Compliance with laws
The Issuer shall (and shall ensure that all Group Companies shall) comply in all material respects with all laws and regulations it or they may be subject to from time to time (including any environmental laws and regulations)

13.5           Preservation of equity and Financial Covenants

(a)         Minimum liquidity
The Issuer shall ensure that the Issuer on a consolidated basis maintains Free Cash of at least USD 25,000,000.

(b)         Minimum working capital
The Issuer shall ensure that the Issuer on a consolidated basis at all times maintains a positive Working Capital.

(c)         Equity Ratio
The Issuer shall ensure that the Issuer on a consolidated basis at each Quarter Date have an Equity Ratio of at least 20%.

14	Fees and expenses

14.1
The Issuer shall cover all its own expenses in connection with this Bond Agreement and fulfilment of its obligations under this Bond Agreement, including preparation of this Bond Agreement, preparation of the Finance Documents and any registration or notifications relating thereto, listing of the Bonds on the Exchange (if applicable), and the registration and administration of the Bonds in the Securities Register.

14.2
The expenses and fees payable to the Bond Trustee shall be paid by the Issuer and are set forth in a separate agreement between the Issuer and the Bond Trustee. Fees and expenses payable to the Bond Trustee which, due to the Issuer's insolvency or similar, are not reimbursed in any other way may be covered by making an equivalent reduction in the payments to the Bondholders.

14.3
The Issuer shall cover all public fees in connection with the Bonds and the Finance Documents. Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer is not responsible for reimbursing any such fees.

14.4
In addition to the fee due to the Bond Trustee pursuant to Clause 14.2 and normal expenses pursuant to Clauses 14.1 and 14.3, the Issuer shall, on demand, cover extraordinary expenses incurred by the Bond Trustee in connection with the Bonds, as determined in a separate agreement between the Issuer and the Bond Trustee.

14.5	The Issuer is responsible for withholding any withholding tax imposed by applicable law on any payments to the Bondholders.

15	Events of Default

15.1	The Bonds may be declared by the Bond Trustee to be in default upon occurrence of any of the following events (which shall be referred to as an "Event of Default") if:

(a)	Non-payment
The Issuer fails to fulfil any payment obligation due under this Bond Agreement or any Finance Document when due, unless, in the opinion of the Bond Trustee, it is obvious that such failure will be remedied, and payment in full is made, within 5 – five – Business Days following the original due date.

(b)	Breach of other obligations
The Issuer or any Material Subsidiary fails to duly perform any other covenant or obligation pursuant to this Bond Agreement or any of the Finance Documents, unless, in the opinion of the Bond Trustee, it is obvious that such failure will be remedied and is remedied within 10 – ten – Business Days after notice thereof is given to the Issuer by the Bond Trustee.

(c)	Cross default
The Issuer or any Material Subsidiary, the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) below exceeds a total of USD 25 million, or the equivalent thereof in other currencies;

(i)	any Financial Indebtedness or guarantee is not paid when due nor within any originally applicable grace period,
(ii)	any Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described),
(iii)	any commitment for any Financial Indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described), or
(iv)	any creditor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described).

Provided however that default of any Financial Indebtedness by a Material Subsidiary shall not constitute an Event of Default if (i) the Issuer has no outstanding guarantee liability for such Financial Indebtedness, and (ii) the Issuer is not in default of any financial obligation to such Material Subsidiary.

(d)	Misrepresentations
Any representation, warranty or statement (including statements in compliance certificates) made under this Bond Agreement or in connection therewith is or proves to have been incorrect, inaccurate or misleading in any material respect when made or deemed to have been made.

(e)	Insolvency
If for the Issuer or any Material Subsidiary

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation  (by way of voluntary arrangement, scheme of arrangement or otherwise) other than solvent liquidation or reorganisation,

(ii)	a composition, compromise, assignment or arrangement with any creditor, having a Material Adverse Effect.,

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets; or

(iv)	enforcement of any security over any of its assets,

(f)	Creditors' process

The Issuer or any Material Subsidiary has a substantial proportion of the assets impounded, confiscated, attached or subject to distraint, or is subject to enforcement of any security over any of its assets.

(g)	Dissolution, appointment of liquidator or analogous proceedings

     Norsk Tillitsmann ASA

The Issuer or any Material Subsidiary is resolved to be dissolved or a liquidator, administrator or the like is appointed or requested to be appointed in respect of the Obligor or any Material Subsidiary.

(h)	Impossibility or illegality
It is or becomes impossible or unlawful for any Group Company to fulfil or perform any of the terms of the Finance Documents to which it is a party.

(j)	Material adverse effect
Any event or series of events occurs in relation to any Group Company or any Obligor which, in the reasonable opinion of the Bond Trustee, after consultations with the Issuer, has a Material Adverse Effect.

15.2
In the event that one or more of the circumstances mentioned in Clause 15.1 occurs and is continuing, the Bond Trustee can, in order to protect the interests of the Bondholders, declare the Outstanding Bonds including accrued interest and expenses to be in default and due for immediate payment.

The Bond Trustee may at its discretion, on behalf of the Bondholders, take every measure necessary to recover the amounts due under the Outstanding Bonds, and all other amounts outstanding under the Bond Agreement and any other Finance Document.

15.3
In the event that one or more of the circumstances mentioned in Clause 15.1 occurs and is continuing, the Bond Trustee shall declare the Outstanding Bonds including accrued interest and costs to be in default and due for payment if:

(a)
the Bond Trustee receives a demand in writing with respect to the above from Bondholders representing at least 1/5 of the Outstanding Bonds, and the Bondholders' Meeting has not decided on other solutions, or

(b)	the Bondholders' Meeting has decided to declare the Outstanding Bonds in default and due for payment.

In either case the Bond Trustee shall on behalf of the Bondholders take every measure necessary to recover the amounts due under the Outstanding Bonds. The Bond Trustee can request satisfactory security for any possible liability and anticipated expenses, from those Bondholders who requested that the declaration of default be made pursuant to sub clause (a) above and/or those who voted in favour of the decision pursuant to sub clause (b) above.

15.4
In the event that the Bond Trustee pursuant to the terms of Clauses 15.2 or 15.3 declares the Outstanding Bonds to be in default and due for payment, the Bond Trustee shall immediately deliver to the Issuer a notice demanding payment of interest and principal due to the Bondholders under the Outstanding Bonds including accrued interest and interest on overdue amounts and expenses.

16	Bondholders' meeting

16.1	Authority of the Bondholders' meeting

16.1.1
The Bondholders' Meeting represents the supreme authority of the Bondholders community in all matters relating to the Bonds. If a resolution by or an approval of the Bondholders is required, resolution of such shall be passed at a Bondholders' Meeting. Resolutions passed at Bondholders' Meetings shall be binding upon and prevail for all the Bonds.

16.2	Procedural rules for Bondholders' meetings

16.2.1	A Bondholders' Meeting shall be held at the request of:

(a)	the Issuer,
(b)	Bondholders representing at least 1/10 of the Outstanding Bonds,
(c)	the Exchange, if the Bonds are listed, or
(d)	the Bond Trustee.

16.2.2	The Bondholders' Meeting shall be summoned by the Bond Trustee. A request for a Bondholders' Meeting shall be made in writing to the Bond Trustee, and shall clearly state the matters to be discussed.

16.2.3	If the Bond Trustee has not summoned a Bondholders' Meeting within 10 – ten – Business Days after having received such a request, then the requesting party may summons the Bondholders' Meeting itself.

16.2.4
Summons to a Bondholders Meeting shall be dispatched no later than 10 – ten – Business Days prior to the Bondholders' Meeting. The summons and a confirmation of each Bondholder's holdings of Bonds shall be sent to all Bondholders registered in the Securities Register at the time of distribution. The summons shall also be sent to the Exchange for publication.

16.2.5
The summons shall specify the agenda of the Bondholders' Meeting. The Bond Trustee may in the summons also set forth other matters on the agenda than those requested. If amendments to this Bond Agreement have been proposed, the main content of the proposal shall be stated in the summons.

16.2.6	The Bond Trustee may restrict the Issuer to make any changes of Voting Bonds in the period from distribution of the summons until the Bondholders' Meeting, by serving notice to it to such effect.

16.2.7	Matters that have not been reported to the Bondholders in accordance with the procedural rules for summoning of a Bondholders' Meeting may only be adopted with the approval of all Voting Bonds.

16.2.8
The Bondholders' Meeting shall be held on premises designated by the Bond Trustee. The Bondholders' Meeting shall be opened and shall, unless otherwise decided by the Bondholders' Meeting, be chaired by the Bond Trustee. If the Bond Trustee is not present, the Bondholders' Meeting shall be opened by a Bondholder, and be chaired by a representative elected by the Bondholders' Meeting.

16.2.9
Minutes of the Bondholders' Meeting shall be kept. The minutes shall state the numbers of Bondholders represented at the Bondholders' Meeting, the resolutions passed at the meeting, and the result of the voting. The minutes shall be signed by the chairman and at least one other person elected by the Bondholders' Meeting. The minutes shall be deposited with the Bond Trustee and shall be available to the Bondholders.

16.2.10
The Bondholders, the Bond Trustee and – provided the Bonds are listed - representatives of the Exchange, have the right to attend the Bondholders' Meeting. The chairman may grant access to the meeting to other parties, unless the Bondholders' Meeting decides otherwise. Bondholders may attend by a representative holding proxy. Bondholders have the right to be assisted by an advisor. In case of dispute the chairman shall decide who may attend the Bondholders' Meeting and vote for the Bonds.

16.2.11
Representatives of the Issuer have the right to attend the Bondholders' Meeting. The Bondholders' Meeting may resolve that the Issuer's representatives may not participate in particular matters. The Issuer has the right to be present under the voting.

16.3	Resolutions passed at Bondholders' meetings

16.3.1
At the Bondholders' Meeting each Bondholder may cast one vote for each Voting Bond owned at close of business on the day prior to the date of the Bondholders' Meeting in accordance with the records registered in the Securities Register. Whoever opens the Bondholders' Meeting shall adjudicate any question concerning which Bonds shall count as the Issuer's Bonds. The Issuer's Bonds shall not have any voting rights.

16.3.2
In all matters, the Issuer, the Bond Trustee and any Bondholder have the right to demand vote by ballot. In case of parity of votes, the chairman shall have the deciding vote, regardless of the chairman being a Bondholder or not.

16.3.3
In order to form a quorum, at least half (1/2) of the Voting Bonds must be represented at the meeting, see however Clause 16.4. Even if less than half (1/2) of the Voting Bonds are represented, the Bondholders' Meeting shall be held and voting completed.

16.3.4	Resolutions shall be passed by simple majority of the Voting Bonds represented at the Bondholders' Meeting, unless otherwise set forth in Clause 16.3.5.

16.3.5	In the following matters, a majority of at least 2/3 of the Voting Bonds represented at the Bondholders' Meeting is required:

(a)	amendment of the terms of this Bond Agreement regarding the interest rate, the tenor, redemption price and other terms and conditions affecting the cash flow of the Bonds;
(b)	transfer of rights and obligations of this Bond Agreement to another issuer (Issuer), or

(c)	change of Bond Trustee.

16.3.6	The Bondholders' Meeting may not adopt resolutions which may give certain Bondholders or others an unreasonable advantage at the expense of other Bondholders.

16.3.7	The Bond Trustee shall ensure that resolutions passed at the Bondholders' Meeting are properly implemented.

16.3.8	The Issuer, the Bondholders and the Exchange shall be notified of resolutions passed at the Bondholders' Meeting.

16.4	Repeated Bondholders' meeting

16.4.1.
If the Bondholders' Meeting does not form a quorum pursuant to Clause 16.3.3, a repeated Bondholders' Meeting may be summoned to vote on the same matters. The attendance and the voting result of the first Bondholders' Meeting shall be specified in the summons for the repeated Bondholders' Meeting.

16.4.2	When a matter is tabled for discussion at a repeated Bondholders' Meeting, a valid resolution may be passed even though less than half (1/2) of the Voting Bonds are represented.

17	The Bond Trustee

17.1	The role and authority of the Bond Trustee

17.1.1
The Bond Trustee shall monitor the compliance by the Issuer of its obligations under this Bond Agreement and applicable laws and regulations which are relevant to the terms of this Bond Agreement, including supervision of timely and correct payment of principal or interest, inform the Bondholders, the Paying Agent and the Exchange of relevant information which is obtained and received in its capacity as Bond Trustee (however, this shall not restrict the Bond Trustee from discussing matters of confidentiality with the Issuer), arrange Bondholders' Meetings, and make the decisions and implement the measures resolved pursuant to this Bond Agreement. The Bond Trustee is not obligated to assess the Issuer's financial situation beyond what is directly set forth in this Bond Agreement.

17.1.2
The Bond Trustee may take any step necessary to ensure the rights of the Bondholders in all matters pursuant to the terms of this Bond Agreement. The Bond Trustee may postpone taking action until such matter has been put forward to the Bondholders' Meeting.

17.1.3
Except as provided for in Clause 17.1.5 the Bond Trustee may reach decisions binding for all Bondholders concerning this Bond Agreement, including amendments to the Bond Agreement and waivers or modifications of certain provisions, which in the opinion of the Bond Trustee, do not have a Material Adverse Effect on the rights or interests of the Bondholders pursuant to this Bond Agreement.

17.1.4
Except as provided for in Clause 17.1.5, the Bond Trustee may reach decisions binding for all Bondholders in circumstances other than those mentioned in Clause 17.1.3 provided prior notification has been made to the Bondholders. Such notice shall contain a proposal of the amendment and the Bond Trustee's evaluation. Further, such notification shall state that the Bond Trustee may not reach a decision binding for all Bondholders in the event that any Bondholder submit a written protest against the proposal within a deadline set by the Bond Trustee. Such deadline may not be less than five (5) Business Days following the dispatch of such notification.

17.1.5	The Bond Trustee may not reach decisions pursuant to Clauses 17.1.3 or 17.1.4 for matters set forth in Clause 16.3.5 except to rectify obvious incorrectness, vagueness or incompleteness.

17.1.6	The Bond Trustee may not adopt resolutions which may give certain Bondholders or others an unreasonable advantage at the expense of other Bondholders.

17.1.7	The Issuer, the Bondholders and the Exchange shall be notified of decisions made by the Bond Trustee pursuant to Clause 17.1 unless such notice obviously is unnecessary.

17.1.8	The Bondholders' Meeting can decide to replace the Bond Trustee without the Issuer's approval, as provided for in Clause 16.3.5.

17.2	Liability and indemnity

17.2.1
The Bond Trustee is liable only for direct losses incurred by Bondholders or the Issuer as a result of negligence or wilful misconduct by the Bond Trustee in performing its functions and duties as set forth in this Bond Agreement. The Bond Trustee is not liable for the content of information provided to the Bondholders on behalf of the Issuer.

17.2.2
The Issuer is liable for, and shall indemnify the Bond Trustee fully in respect of, all losses, expenses and liabilities incurred by the Bond Trustee as a result of negligence by the Issuer (including its directors, management, officers, employees, agents and representatives) to fulfil its obligations under the terms of this Bond Agreement and any other Finance Documents, including losses incurred by the Bond Trustee as a result of the Bond Trustee's actions based on misrepresentations made by the Issuer in connection with the establishment and performance of this Bond Agreement and the other Finance Documents.

17.3	Change of Bond Trustee

17.3.1
Change of Bond Trustee shall be carried out pursuant to the procedures set forth in Clause 16. The Bond Trustee shall continue to carry out its duties as bond trustee until such time that a new Bond Trustee is elected.

17.3.2
The fees and expenses of a new bond trustee shall be covered by the Issuer pursuant to the terms set out in Clause 14, but may be recovered wholly or partially from the Bond Trustee if the change is due to a breach of the Bond Trustee duties pursuant to the terms of this Bond Agreement or other circumstances for which the Bond Trustee is liable.

17.3.3
The Bond Trustee undertakes to co-operate so that the new bond trustee receives without undue delay following the Bondholders' Meeting the documentation and information necessary to perform the functions as set forth under the terms of this Bond Agreement.

18	Miscellaneous

18.1	The community of Bondholders

18.1
By virtue of holding Bonds, which are governed by this Bond Agreement (which pursuant to Clause 2.1.1 is binding upon all Bondholders), a community exists between the Bondholders, implying, inter alia, that

(a)	the Bondholders are bound by the terms of this Bond Agreement,

(b)	the Bond Trustee has power and authority to act on behalf of the Bondholders,

(c)	the Bond Trustee has, in order to administrate the terms of this Bond Agreement, access to the Securities Register to review ownership of Bonds registered in the Securities Register,

(d)	this Bond Agreement establishes a community between Bondholders meaning that;

(i)	the Bonds rank pari passu between each other,
(ii)
the Bondholders may not, based on this Bond Agreement, act directly towards the Issuer and may not themselves institute legal proceedings against the Issuer, however not restricting the Bondholders to exercise their individual rights derived from the Bond Agreement.

(iii)	the Issuer may not, based on this Bond Agreement, act directly towards the Bondholders,
(iv)	the Bondholders may not cancel the Bondholders' community, and that
(v)	the individual Bondholder may not resign from the Bondholders' community.

18.2	Defeasance

18.2.1	The Issuer may, at its option and at any time, elect to have certain obligations discharged (see Clause 18.2.2) upon complying with the following conditions ("Covenant Defeasance");

(a)
the Issuer shall have irrevocably pledged to the Bond Trustee for the benefit of the Bondholders cash or government obligations accepted by the Bond Trustee (the "Defeasance Pledge") in such amounts as will be sufficient for the payment of principal (including if applicable premium payable upon exercise of a Call Option) and interest on the Outstanding Bonds to Maturity Date (or redemption upon a exercise of a notified Call Option);

(b)	the Issuer shall, if required by the Bond Trustee, provide a legal opinion reasonable acceptable to the Bond Trustee to the effect that the Bondholders will not recognize income, gain or loss for income tax purposes (hereunder US federal or Norwegian, if applicable) as a result of the Defeasance Pledge and Covenant Defeasance, and will be subject to such income tax on the same amount and in the same manner and at the same times as would have been the case if the Defeasance Pledge had not occurred;

(c)
no Event of Default shall have occurred and be continuing on the date of establishment of the Defeasance Pledge, or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 181st day after the date of establishment of the pledge;

(d)
neither the Defeasance Pledge nor the Covenant Defeasance results in a breach or violation of any material agreement or instrument binding upon any Obligor, or the articles of association or other corporate documents governing any Obligor;

(e)
the Issuer shall have delivered to the Bond Trustee a certificate signed by its Chief Executive Officer that the Defeasance Pledge was not made by the Issuer with the intent of preferring the Bondholders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

(f)
the Issuer shall have delivered to the Bond Trustee any certificate or legal opinion reasonably required regarding the Covenant Defeasance or Defeasance Pledge (including certificate from its Chief Executive Officer and a legal opinion from its legal counsel to the effect that all conditions for Covenant Defeasance have been complied with; and that the Defeasance Pledge (i) will not be subject to any rights of creditors of any Obligor, (ii) will constitutes a valid, perfected and enforceable security interest in favour of the Bond Trustee for the benefit of the Bondholders, and (iii) will, after the 181st day following the establishment, the funds and assets so pledged will not be subject to the effects of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally under the laws of the jurisdiction where the Defeasance Pledge was established and the corporate domicile of the Issuer.

18.2.2	Upon the exercise by the Issuer of its option under Clause 18.2.1;

(a)	all Obligors shall be released from their obligations under all provisions in Clause 13, except 13.2.1 (a), (e), (h) and (i).

(b)
the Issuer shall not (and shall ensure that all Group Companies shall not) take any actions that may cause the value of the Security Interest created by this Covenant Defeasance to be reduced, and shall at the request of the Bond Trustee execute, or cause to be executed, such further documentation and perform such other acts as the Bond Trustee may reasonably require in order for the Security Interests to remain valid, enforceable and perfected by the Bond Trustee for the account of the Bondholders;

(c)
any Security Interests other than the Defeasance Pledge shall be discharged, and the Bond Trustee shall take all steps reasonably possible for it to cause such discharge to be effected, by way of deletion of the relevant Security Document from the relevant register, notice to third parties or as otherwise required;

(d)	all other provisions of the Bond Agreement (except (a) – (c) above) shall remain fully in force without any modifications.

18.2.3
All moneys amount covered by the Defeasance Pledge shall be applied by the Bond Trustee, in accordance with the provisions of this Bond Agreement, to the payment to the Bondholders of all sums due to them under this Bond Agreement on the due date thereof.

Any excess funds not required for the payment of principal, premium and interest to the Bondholders (including any expenses, fees etc. due to the Bond Trustee hereunder) shall be returned to the Issuer.

18.3	Limitation of claims

18.3.1	All claims under the Bonds and this Bond Agreement for payment, including interest and principal, shall be subject to the time-bar provisions of the Norwegian Limitation Act of May 18, 1979 No. 18.

18.4	Access to information

18.4.1
The Bond Agreement is available to anyone and copies may be obtained from the Bond Trustee or the Issuer. The Issuer shall ensure that the Bond Agreement is available in copy form to the general public until all the Bonds have been fully discharged.

18.4.2
The Bond Trustee shall, in order to carry out its functions and obligations under the Bond Agreement, have access to the Securities Register for the purposes of reviewing ownership of the Bonds registered in the Securities Register.

18.5	Amendments

18.5.1	All amendments of this Bond Agreement shall be made in writing, and shall unless otherwise provided for by this Bond Agreement, only be made with the approval of all parties hereto.

18.6	Notices, contact information

18.6.1
Written notices, warnings, summons etc to the Bondholders made by the Bond Trustee shall be sent via the Securities Register with a copy to the Issuer and the Exchange. Information to the Bondholders may also be published at the web site www.stamdata.no.

18.6.2	The Issuer's written notifications to the Bondholders shall be sent via the Bond Trustee, alternatively through the Securities Register with a copy to the Bond Trustee and the Exchange.

18.6.3
Unless otherwise specifically provided, all notices or other communications under or in connection with this Bond Agreement between the Bond Trustee and any Obligor shall be given or made in writing, by letter, or telefax. Any such notice or communication addressed shall be deemed to be given or made as follows:

(a)	if by letter, when delivered at the address of the relevant Party;
(b)	if by telefax, when received.

However, a notice given in accordance with the above but received on a day which is not a business day in the place of receipt, or after 3:00 p.m. on such a business day, shall only be deemed to be given at 9:00 a.m. on the next business day in that place.

18.6.4	The Issuer and the Bond Trustee shall ensure that the other party is kept informed of changes in postal address, e-mail address, telephone and fax numbers and contact persons

18.7	Dispute resolution and legal venue

18.7	This Bond Agreement and all disputes arising out of, or in connection with this Bond Agreement between the Bond Trustee, the Bondholders and any Obligor, shall be governed by Norwegian law.

All disputes arising out of, or in connection with this Bond Agreement between the Bond Trustee, the Bondholders and any Obligor, shall be exclusively resolved by the courts of Norway, with the District Court of Oslo as sole legal venue.

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This Bond Agreement has been executed in two originals, of which the Issuer and the Bond Trustee retain one each.

Issuer	Bond Trustee
By: Position:	By: Position:

SK 23153 0001 1183144